Filed Pursuant to Rule 424(b)(3)

Registration No. 333-204905

Prospectus Supplement No. 48

(To Prospectus dated October 14, 2015)

4,000,000 shares of common stock issuable
upon the exercise of the 4,000,000
outstanding Class A warrants

and

2,000,000 shares of common stock issuable
upon the exercise of the 4,000,000
outstanding Class B warrants

This prospectus supplement No. 48 supplements the prospectus dated October 14, 2015 filed pursuant to Rule 424(b)(4) by Cerecor Inc. (the “Company” or “we”), as supplemented by the prospectus supplement No. 1 dated October 20, 2015, the prospectus supplement No. 2 dated November 13, 2015, the prospectus supplement No. 3 dated November 23, 2015, the prospectus supplement No. 4 dated December 17, 2015, the prospectus supplement No. 5 dated December 21, 2015, the prospectus supplement No. 6 dated December 29, 2015, the prospectus supplement No. 7 dated January 5, 2016, the prospectus supplement No. 8 dated January 12, 2016, the prospectus supplement No. 9 dated January 19, 2016, the prospectus supplement No. 10 dated February 2, 2016, the prospectus supplement No. 11 dated April 11, 2016, the prospectus supplement No. 12 dated May 25, 2016, the prospectus supplement No. 13 dated May 26, 2016, the prospectus supplement No. 14 dated May 26, 2016, the prospectus supplement No. 15 dated July 20, 2016, the prospectus supplement No. 16 dated August 15, 2016, the prospectus supplement No. 17 dated August 29, 2016, the prospectus supplement No. 18 dated September 6, 2016, the prospectus supplement No. 19 dated September 12, 2016, the prospectus supplement No. 20 dated September 21, 2016, the prospectus supplement No. 21 dated September 26, 2016, the prospectus supplement No. 22 dated November 8, 2016, the prospectus supplement No. 23 dated November 29, 2016, the prospectus supplement No. 24 dated December 5, 2016, the prospectus supplement No. 25 dated January 20, 2017, the prospectus supplement No. 26 dated January 27, 2017, the prospectus supplement No. 27 dated January 30, 2017, the prospectus supplement No. 28 dated March 2, 2017, the prospectus supplement No. 29 dated March 13, 2017, the prospectus supplement No. 30 dated March 15, 2017, the prospectus supplement No. 31 dated May 9, 2017, the prospectus supplement No. 32 dated July 7, 2017, the prospectus supplement No. 33 dated July 7, 2017, the prospectus supplement No. 34 dated August 14, 2017, the prospectus supplement No. 35 dated August 14, 2017, the prospectus supplement No. 36 dated August 25, 2017, the prospectus supplement No. 37 dated October 17, 2017,  the prospectus supplement No. 38 dated October 20, 2017 the prospectus supplement No. 39 dated November 6, 2017, the prospectus supplement No. 40 dated November 17, 2017, the prospectus supplement No. 41 dated February 12, 2018, the prospectus supplement No. 42 dated February 23, 2018, the prospectus supplement No. 43 dated April 2, 2018, the prospectus supplement No. 44 dated April 2, 2018, the prospectus supplement No. 45 dated May 11, 2018, the prospectus supplement No. 46 dated May 21, 2018, the prospectus supplement No. 47 dated May 25, 2018, each filed pursuant to Rule 424(b)(3) by the Company (collectively, the “Prospectus”).  Pursuant to the Prospectus, this prospectus supplement relates to the continuous offering of 4,000,000 shares of common stock underlying our Class A warrants.  Each warrant was a component of a unit that we issued in our initial public offering, which closed on October 20, 2015.  The components of the units began to trade separately on November 13, 2015.  Each Class A warrant became exercisable on the date when the units detached and the components began to trade separately and will expire on October 20, 2018, or earlier upon redemption.

This prospectus supplement incorporates into our Prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on July 16, 2018.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock, the Class A warrants are traded on The NASDAQ Capital Market under the symbols “CERC,” and “CERCW,” respectively.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS

FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED IN

CONNECTION WITH AN INVESTMENT IN OUR SECURITIES

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 16, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 12, 2018

CERECOR INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37590		45-0705648
(Commission File Number)		(IRS Employer Identification No.)

400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)

Chief Financial Officer Transition

On July 12, 2018, Cerecor Inc. (the “Company”) entered into an employment agreement (the “Miller Employment Agreement”) with Joseph M. Miller for him to serve as the Company’s Chief Financial Officer, effective immediately, and as such he will serve as the Company’s principal financial and accounting officer.

From October 2015 until its acquisition by Mallinckrodt plc in early 2018, Mr. Miller was the vice president of finance at Sucampo Pharmaceuticals, Inc., a global biopharmaceutical company.  From 2006 to 2015, Mr. Miller was the Senior Director of Accounting, Americas of Qiagen N.V., a world-wide leader in sample and assay technologies, and prior to that, from 2004 to 2006, he served as the Vice President of Finance, Chief Financial Officer and Corporate Secretary of Eppendorf-5Prime, Inc., which was acquired by Qiagen in 2005.  He holds a B.S. degree in Accounting from Villanova University and is a Certified Public Accountant.

Mr. Miller is 44 years old and has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Mr. Miller had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Pursuant to the Miller Employment Agreement, Mr. Miller commenced full-time employment with the Company on July 12, 2018 at an initial base salary of $320,000 per year, subject to review and adjustment by the Board from time to time.  The Compensation Committee of the Company has also granted Mr. Miller an option to purchase 105,000 shares of the Company’s common stock, which will vest over four years, and 45,000 restricted stock units, vesting in four equal annual increments, each as described in the Miller Employment Agreement. Mr. Miller will be eligible for discretionary annual bonus that may consist of cash and/or grants of equity awards of the Company, with a target bonus of 40% of his base salary.

Mr. Miller will be eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to other senior executives of the Company.

If Mr. Miller’s employment is terminated by the Company without “Cause” or by Mr. Miller for “Good Reason” (each as defined in the Miller Employment Agreement), in each case subject to Mr. Miller entering into and not revoking a separation agreement in a form acceptable to the Company, Mr. Miller will be eligible to receive:

•                  accrued benefits under the Miller Employment Agreement;

•                  subject to complying with obligations set forth in the Miller Employment Agreement, continued payment of Mr. Miller base salary for twelve consecutive months;

•                  a prorated annual bonus earned in the year in which the termination occurs, payable when such annual bonuses are paid to other executive employees of the Company;

•                  full vesting of options awarded by the Company; and

•                  if he timely elects and remains eligible for continued coverage under COBRA, the COBRA premiums necessary to continue the health insurance coverage in effect for Mr. Miller and his covered dependents prior to the date of termination, until the earliest of (x) the first anniversary of his termination, (y) expiration of Mr. Miller’s continuation coverage under COBRA, or (z) the date when Mr. Miller is eligible for substantially equivalent health insurance.

2

Subsequent to any termination, Mr. Miller will be subject to a confidentiality covenant, a six-month non-competition covenant, and a one-year non-solicitation and non-interference covenant.

On July 12, 2018, Mariam E. Morris resigned as Chief Financial Officer of the Company effective immediately. Ms. Morris was serving as the Company’s principal financial and accounting officer. Her resignation was not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On July 13, 2018, the Company and Ms. Morris entered into a Separation and Release agreement (“Separation Agreement”).  Pursuant to the Separation Agreement, Ms. Morris will receive: (i) continued payments of her base salary for a total of twelve months; (ii) immediate vesting of the unvested options remaining from all of Ms. Morris’ stock option grants; (iii) payments of applicable COBRA premiums for the lesser of twelve months or until Ms. Morris becomes eligible for substantially equivalent insurance benefits from another employer; and (iv) a waiver of her covenant not to compete in her employment agreement, dated July 16, 2015 and amended on or about March 9, 2017.  Pursuant to the Separation Agreement, Ms. Morris has agreed to stay at the Company for 30-days as a consultant to aid the Company during the transition.

Chief Scientific Officer Appointment

On July 16, 2018, the Company entered into an employment agreement (the “Calias Employment Agreement”) with Dr. Pericles Calias for him to serve as the Company’s Chief Scientific Officer.

From May 2017 to May 2018, Dr. Calias was the vice president global CMC and product development at Sucampo Pharmaceuticals, Inc., a global biopharmaceutical company.  Since June 2014, Dr. Calias has led Educational Trainers and Consultants, an independent consultancy group that provides support throughout all stages of pharmaceutical and device development, in advising multiple companies on their drug development. Prior to that, from 2007 to 2014, he served in various positions at Shire HGT, a leading global biotechnology company focused on serving people with rare diseases.  He holds a Ph.D. in Organic Chemistry from Tufts University and a B.S. in biology from Suffolk University.

Dr. Calias is 50 years old and has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Dr. Calias had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Pursuant to the Calias Employment Agreement, Dr. Calias will commence full-time employment with the Company on July 16, 2018 at an initial base salary of $260,000 per year, subject to review and adjustment by the Board from time to time.  The Compensation Committee of the Company has also granted Dr. Calias an option to purchase 80,000 shares of the Company’s common stock, which will vest over four year, as described in the Calias Employment Agreement. Dr. Calias will be eligible for discretionary annual bonus that may consist of cash and/or grants of equity awards of the Company, with a target bonus of 40% of his base salary.

Dr. Calias will be eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to other senior executives of the Company.

3

If Dr. Calias’s employment is terminated by the Company without “Cause” or by Dr. Calias for “Good Reason” (each as defined in the Calias Employment Agreement), in each case subject to Dr. Calias entering into and not revoking a separation agreement in a form acceptable to the Company, Dr. Calias will be eligible to receive:

•                  accrued benefits under the Calias Employment Agreement;

•                  subject to complying with obligations set forth in the Calias Employment Agreement, continued payment of Dr. Calias base salary for twelve consecutive months;

•                  a prorated annual bonus earned in the year in which the termination occurs, payable when such annual bonuses are paid to other executive employees of the Company;

•                  full vesting of options awarded by the Company; and

•                  if he timely elects and remains eligible for continued coverage under COBRA, the COBRA premiums necessary to continue the health insurance coverage in effect for Dr. Calias and his covered dependents prior to the date of termination, until the earliest of (x) the first anniversary of his termination, (y) expiration of Dr. Calias’s continuation coverage under COBRA, or (z) the date when Dr. Calias is eligible for substantially equivalent health insurance.

Subsequent to any termination, Dr. Calias will be subject to a confidentiality covenant, a six-month non-competition covenant, and a one-year non-solicitation and non-interference covenant.

The foregoing summaries of the material terms of the Miller Employment Agreement, the Separation Agreement and the Calias Employment Agreement are qualified in their entirety by reference to the complete text of the agreements, copies of which are filed as Exhibit 10.1, 10.2 and 10.3 hereto and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)                              Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated July 12, 2018, by and between Cerecor Inc. and Joseph M. Miller.

10.2	Separation and Release Agreement, dated July 13, 2018, by and between Cerecor Inc. and Mariam E. Morris.

10.3	Employment Agreement, dated July 16, 2018, by and between Cerecor Inc. and Pericles Calias.

4

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERECOR INC.
Date: July 16, 2018
/s/ Peter Greenleaf
Peter Greenleaf
Chief Executive Officer

5

Exhibit 10.1

400 East Pratt Street
Suite 606
Baltimore, MD 21202

July 12, 2018

Mr. Joseph M. Miller

Millerj0716@gmail.com

Dear Joe:

On behalf of Cerecor Inc., a Delaware corporation (the “Company”), we are pleased to formalize for you (“you” or the “Employee”) the terms of your employment with the Company as set forth in this agreement (the “Agreement”).

1.                                       In General. You will be employed by the Company, and your employment hereunder shall be governed in accordance with the provisions set forth below.  The Agreement may not be modified, altered or changed, except by mutual agreement between you and the Company which must be documented in writing and signed by both parties.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, without the need for further agreement or consent by either you or the Company.  The failure of either party to enforce any of the provisions in this Agreement shall not be construed to be a waiver of the right of that party to enforce any such provision.

2.                                       Position. Effective July 12, 2018 (the “Effective Date”), you will serve as the Company’s Chief Financial Officer, based in the Company’s headquarters in Baltimore, Maryland. You will report to the Company’s CEO.  During the Employment Term, you shall devote all your business time, energy and skill and your best efforts to the performance of your duties with the Company.

3.                                       Term.  This Agreement sets forth the terms and conditions of your employment that shall apply commencing on the Effective Date and ending upon termination of this Agreement by either party as described in Section 7 hereof (such period, the “Employment Term”).

4.                                       Base Salary. The Company agrees to pay you a base salary compensation at an annual rate of not less than Three Hundred Twenty Thousand Dollars (US $320,000), payable in accordance with the regular payroll practices of the Company. The base salary as increased from time to time shall constitute the “Base Salary” for purposes of this Agreement.  The Base Salary shall be subject to annual review beginning in 2019 and may be increased, but not decreased, from time to time; provided, however, that notwithstanding the foregoing, the Employee’s Base Salary may be decreased in conjunction with a reduction in base salary affecting all similarly-situated employees so long as the

Employee will not experience a proportional decrease greater than that of any other similarly-situated employee.

5.                                       Bonus Compensation.

a)                                     Stock Option Grant. As soon as practicable after the Effective Date, and subject to the approval of the Board and compliance with applicable law and Nasdaq rules, you will receive an option for the purchase of one hundred five thousand (105,000) shares of the Company’s outstanding common stock (the “Option”).  The Option will be granted pursuant to and subject to the terms and conditions of the Cerecor Inc. 2016 Equity Incentive Plan (the “Plan”) and a stock option agreement as approved by the Board.  The Option shares will vest over four (4) years, with a twelve-month cliff, such that the first 25% of such profits interest will vest on the first anniversary following the Effective Date, and the remainder will vest in equal monthly installments, provided that you remain an employee of the Company as of each such vesting date.

b)                                     Restricted Stock Units.  As soon as practicable after the Effective Date, and subject to the approval of the Board and compliance with applicable law and Nasdaq rules, you will receive forty-five thousand (45,000) restricted stock units (the “RSUs”).  The RSUs will be granted pursuant to and subject to the terms and conditions of the Cerecor Inc. 2016 Equity Incentive Plan (the “Plan”) and a restricted stock unit agreement as approved by the Board.  The RSUs will vest over four (4) years in equal annual increments, such that you will be issued 11,250 shares of the underlying Company common stock on July 8, 2019, 2020, 2021 and 2022, provided that you remain an employee of the Company as of each such date.

c)                                      Additional Grants.  During the Employment Term, you will also be eligible to receive additional discretionary annual equity awards determined by the Board or the Compensation Committee of the Board, in its sole discretion, provided you are employed on the date such award. Such awards may consist of restricted stock or options to acquire shares of Cerecor common stock, pursuant to the terms, conditions, and restrictions of this Agreement, the Plan or other future similar plan and the form of award agreement thereunder.

d)                                     Annual Bonus. During the Employment Term, you shall be eligible to receive an annual discretionary bonus of up to forty percent (40%) of your Base Salary (pro-rated in 2018) as determined by the Board or the Compensation Committee of the Board, in its sole discretion, provided you are employed on the date such annual bonus is paid. Such bonus may consist of cash and/or grants of additional equity awards in the Company, and is intended to be substantially consistent with cash bonuses and equity award bonuses paid to executives of similar grade in similarly situated companies in the biotechnology industry, subject to the results of operations and financial condition of the Company and your level of individual performance.

6.                                       Employee Benefits. You shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, provided that such modification or termination is conducted in compliance with applicable law and applied consistently to all similarly-situated employees.  You will be eligible for all paid holiday time observed by the Company.  In addition, you will be provided twenty (20) days of paid vacation per year.  Vacation days will accrue and may be used in accordance with the Company’s written policies.  Upon presentation of appropriate documentation, you shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses incurred in connection with the performance of your duties hereunder.

7.                                       Termination of Employment.

a)                                     Death or Disability. Your employment shall immediately terminate on the date of your death or upon ten (10) days’ prior written notice by the Company for “Disability” (as defined in the Company’s long-term disability plan as in effect from time to time or, if no such plan is in effect, as defined under Code Section 409A (as defined in Section 19 below)); provided, however, nothing herein shall give the Company the right to terminate you prior to discharging its obligations, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act or any other applicable law.  Upon your termination due to death or Disability, you (or your estate or legal representative, if applicable) shall be entitled to the following payments and benefits: (i) any unpaid Base Salary through the date of termination, reimbursement for any unreimbursed business expenses under the Company’s expense reimbursement policy incurred through the date of termination and any accrued but unused vacation time in accordance with Company policy, payable within thirty (30) days following such termination of employment, (ii) all other vested payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (collectively, the benefits described in Sections 7(a)(i) and 7(a)(ii) hereof shall be hereafter referred to as the “Accrued Benefits”), and (iii) continued payment of your Base Salary as in effect immediately prior to your termination for six (6) consecutive months following such termination.

b)                                     For Cause. Your employment with the Company shall terminate immediately upon written notice by the Company for Cause. “Cause” shall mean: (i) your willful misconduct or gross negligence in the performance of your duties to the Company that, if capable of cure, is not cured within thirty (30) days of your receipt of written notice from the Company; (ii) your failure to perform your duties to the Company or to follow the lawful directives of the Board acting collectively (other than as a result of death or a physical or mental incapacity) that, if capable of cure, is not cured within thirty (30) days of your receipt of written notice from the Company; (iii) your indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) any act of theft, fraud, malfeasance or dishonesty in connection with the performance of your duties to the Company; or (v) a material breach of this Agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that, if capable of cure, is not cured within thirty (30) days of your receipt of written notice from the Company.  Upon a termination for Cause, the Company shall pay to you only the Accrued Benefits.

c)                                      Without Cause. Your employment may be terminated by the Company without Cause (other than for death or Disability) immediately upon written notice by the Company. Upon a termination without Cause, subject to your compliance with the obligations in Sections 8, 9 and 10 hereof, the Company shall pay to you the following payments and benefits: (i) the Accrued Benefits; (ii) continued payment of your Base Salary as in effect immediately prior to your termination for twelve (12) consecutive months following such termination; (iii) your prorated annual bonus earned in the year in which the termination occurs, payable when such annual bonuses are paid to other executive employees of the Company; (iv) full vesting of  options awarded by the Company; and (v) if you timely elect and remain eligible for continued health insurance coverage under federal COBRA law or, if applicable, state insurance laws, the Company will pay your COBRA or state continuation health insurance premiums until the earliest of (x) the first anniversary of your termination; (y) expiration of your continuation coverage under COBRA; or (z) the date when you are eligible for substantially equivalent health insurance; provided, that the first payment pursuant to clauses (ii) and (iv) shall be made on the first payroll period after the sixtieth (60th) day following such termination and shall include payment of any amounts that would otherwise be due prior thereto.  Provided, however, the Company has the right to terminate its payment pursuant to clause (iv) and instead pay you a lump sum amount equal to the applicable COBRA premium multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code.  In the event of your termination by the Company without Cause (other than for Death or Disability) within 6 months of a Change in Control, as defined in the Company’s Amended and Restated 2016 Equity Incentive Plan, the payments pursuant to clauses (i)-(iii) shall be made promptly after its closing or your termination, whichever is later.

d)                                     By Employee; For Good Reason. Your employment shall terminate upon your written notice to the Company of a termination for any reason. “Good Reason” shall mean, without your written consent, (i) a material diminution in your duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated), or (ii) a material breach of this Agreement, including, without limitation, a diminution of your Base Salary hereunder. Notwithstanding the foregoing, any reasonable actions taken by the Company to accommodate a disability of Employee or pursuant to the Family and Medical Leave Act shall not constitute Good Reason for purposes of this Agreement.  You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, and the Company shall have thirty (30) days following the receipt of such notice to cure such alleged “Good Reason” event. If the Company does not cure such event within the cure period, you must terminate your employment within ten (10) days following the end of such cure period, and if you do not do so, any claim of such circumstances as “Good Reason” will be deemed irrevocably waived by you. Upon a termination for Good Reason, you shall be entitled to the payments and benefits described in Section 7(c) above, and you will not be bound by Section 9(b) hereof.  Upon a termination by you other than for Good Reason, the Company shall pay to you only the Accrued Benefits.

8.                                       Release. Any payments and benefits provided under this Agreement beyond the Accrued Benefits shall only be payable if you execute and deliver to the Company and do not revoke a general release of claims that may otherwise lie against the Company and its related parties in a form reasonably satisfactory to the Company (the “General Release”). The General Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. The Company shall deliver to you such General Release within seven (7) days after termination.

9.                                       Restrictive Covenants.

a)                                     Confidentiality. You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, either during your employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, which shall have been obtained by you during your employment by the Company (or any predecessor). The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to you or (B) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and you hereby agree not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on your conduct imposed by the provisions of this Section 9.  Provided, however, nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  You hereby acknowledge that you do not need the prior authorization of the Company to make any such reports or disclosures and that you are not required to notify the Company that you have made such reports or disclosures.

b)                                     Non-Compete. You acknowledge that you perform services of a unique nature for the Company that are irreplaceable, and that your performance of such services to a competing business may result in irreparable harm to the Company. Accordingly, during the your employment hereunder and for a period of six (6) months thereafter, you agree that you will not, directly or indirectly, own, manage, operate, control, be employed by or render services to (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) any person, firm, corporation or other entity engaged in competition with the Company or any of its subsidiaries or in any other material business in which the Company or any of its subsidiaries is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company or any of its subsidiaries conducts business. Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries.

c)                                      Non-Solicitation; Non-Interference. (i) During your employment with the Company and for a period of one (1) year thereafter, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries to purchase goods or services then sold by the Company or any of its subsidiaries from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii)                                     During your employment with the Company and for a period of one (1) year thereafter, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or directly hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries and any of their respective vendors, joint ventures or licensors. An employee, representative or agent shall be deemed covered by this Section 9(c) if such person was employed or retained during anytime within six (6) months prior to, or after, your termination of employment.

d)                                     Non-Disparagement. You agree not to make negative comments or otherwise disparage the Company (including its subsidiaries) or its officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees to cause its senior executive management employees and the senior executive management employees of its subsidiaries not to make negative comments or otherwise disparage you, in any manner likely to be harmful to you or your business, business reputation or personal reputation.  The foregoing sentences shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

e)                                      Inventions. (i) You acknowledge and agree that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable, (A) that relate to your work with the Company, made or conceived by you, solely or jointly with others, during the Employment Term, or (B) suggested by any work that you perform in connection with the Company, either while performing your duties with the Company or on your own time, but only insofar as the Inventions are related to you work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. You will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and you will surrender them upon the termination of the Employment Term, or upon the Company’s request. You will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in your name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). You will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all right full oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. You will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit.  The Company will reimburse you for any reasonable, documented out-of-pocket expenses incurred by you as a result of the Company’s request(s) in complying with this Section 9(f)(i), including travel, duplicating or telephonic expenses incurred by you, but without additional compensation to you from the Company.

(ii)                                     In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and you agree that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of your right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, you hereby waive any so-called “moral rights” with respect to the Inventions. You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being an employee of or other service provider to the Company.

(f)                                   Return of Company Property. On the date of your termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), you shall return all property belonging to the Company or its subsidiaries (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g)                                   Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h)                                  Tolling. In the event of any violation of the provisions of this Section 9 you acknowledge and agree that the post-termination restrictions contained in this Section 9 shall be extended by a period equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i)                                      Survival of Provisions. The obligations contained in Sections 8, 9 and 10 hereof shall survive the termination or expiration of the Employment Term and your employment with the Company and shall be fully enforceable thereafter.

10.                                Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that while employed by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Company, its subsidiaries and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its subsidiaries in the prosecution of any claims that may be made by the Company or its subsidiaries, to the extent that such claims may relate to the period of your employment with the Company. You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company or its subsidiaries. You also agree to promptly inform the Company (to the extent that you are legally permitted to do so) if you are asked to assist in any investigation of the Company or its subsidiaries (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by you in complying with this Section 10.

11.                                Equitable Relief and Other Remedies. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8, 9 or 10 hereof would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event a violation by you of Section 9 or Section 10 hereof is determined by a court of competent jurisdiction in any state, any severance being paid to you pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to you (other than $1,000) shall be immediately repaid to the Company.

12.                                No Assignments. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.

13.                                Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.                                Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.                                Governing Law; Disputes. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to the choice of law principles thereof that would result in the application of the laws of any other jurisdiction. You and the Company agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in the state appellate courts of Baltimore County, Maryland or the United States District Court located in Baltimore, Maryland. You and the Company consent to such jurisdiction, agree that venue will be proper in such courts and waive any objections upon “forum non conveniens.”

16.                                Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board acting collectively. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between you and the Company or any of its subsidiaries with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

17.                                Representations. You represent and warrant to the Company that (a) you have the legal right to enter into this Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms, and (b) you are not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent you from entering into this Agreement or performing all of your duties and obligations hereunder.

18.                               Tax Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

19.                               Code Section 409A.

(a)                                 The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered ‘‘non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a ‘termination,” ‘termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (B) the date of your death (the “Delay_ Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)                                  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 95(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(d)                                   For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered non-qualified deferred compensation.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Teresa Winhauer via email to twinhauer@cerecor.com.

[Signature page follows.]

Sincerely,

CERECOR, INC.

/s/ Peter Greenleaf
Peter Greenleaf
Chief Executive Officer

/s/ Joseph M. Miller
Joseph M. Miller

Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is hereby made and entered into this 13th day of July 2018, by and between Cerecor Inc., a Delaware corporation (the “Company”), and Mariam Morris, a citizen and resident of Texas (“Executive”).  (The Company and Executive are sometime referred to herein each as a “Party” and together as the “Parties.”)

WHEREAS, Executive has been employed by the Company as its Chief Financial Officer and Chief Compliance Officer; and

WHEREAS, on or about July 16, 2015, the Parties entered into an Employment Agreement setting out the terms and conditions of the Executive’s employment with the Company, which was amended on or about March 9, 2017 (the “Employment Agreement”); and

WHEREAS, pursuant to the Employment Agreement, under certain circumstances, if Executive’ s employment with the Company is terminated, Executive would be eligible to receive certain severance benefits conditioned upon her execution and non-revocation of a release of claims in favor of the Company in a form satisfactory to the Company; and

WHEREAS, Executive’ s employment with the Company terminated, effective July 12, 2018 (the “Termination Date”); and

WHEREAS, this Agreement constitutes the release upon which Executive’s severance benefits are conditioned and contains such other terms as are mutually agreed to by the Parties regarding Executive’s termination.

NOW THEREFORE, in consideration of the mutual obligations set forth in this Agreement, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Termination and Transition.

(a)                                 Termination of Employment.  Effective as of the Termination Date, Executive’s employment with the Company, as well as all offices, titles and positions she holds with or for the benefit of the Company and/or its affiliates, including but not limited to her position as Chief Financial Officer, Chief Compliance Officer and Board Secretary, are terminated, and she hereby confirms that she resigned as a member of the Board of Directors of any and all Company subsidiaries.  Except as set out in this Agreement, as provided by the specific terms of a benefit plan or as required by law, effective as of the Termination Date, all of Executive’s employee benefits with the Company will be terminated.  Executive hereby represents that she has returned to the Company all Company-owned equipment, keys or passes, software, files, samples, training materials, programs and documents (including any copies), except for any items necessary for Executive’s providing of the Consulting Services described below, which items will be returned at the conclusion of the Consulting Period.

(b)                                 Accrued Salary and Vacation.  On the next regular payroll date following Termination Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings.  You will receive these payments regardless of whether or not you sign this Agreement.

(c)                                  Consulting Arrangement.  For a period of thirty (30) days following the Termination Date (the “Consulting Period”), Executive will continue to provide such consultation and advice to the Company as the Company shall reasonably request in order to transition Executive’s job duties (the “Consulting Services”).  In consideration of the Consulting Services, the Company will pay Executive the sum of Twenty-Five Thousand Eight Hundred and Thirty Three Dollars ($25,833.00), payable in two (2) equal semi-monthly installments and reported as miscellaneous income on a Form 1099-Misc.

2.                                      Separation Benefits.  If Executive signs, complies with and does not revoke this Agreement as provided by Section 9 below, the Company will provide Executive with the following payments and benefits (collectively, the “Separation Benefits”):

(a)                                 The Company will continue to pay Executive her Base Salary as in effect immediately prior to the Termination Date, minus applicable withholdings required by law or authorized by Executive, for a period of twelve (12) months. The first payment will be made on the first payroll period after the thirtieth (30th) day following the Termination Date and will include Base Salary for the period from the Termination Date through the payment date.  The remaining installments will be paid over time in accordance with the Company’s normal payroll practices for its employees.

(b)                                 During employment, Executive received five different grants of options to purchase shares of the Company’s common stock, as detailed in Exhibit A (individually, a “Stock Option Grant,” and collectively, the “Stock Option Grants”).  Conditioned on Executive’s execution and non-revocation of this Agreement, effective as of the Termination Date, all of the unvested shares of the Stock Option Grants shall immediately vest and become exercisable.  Executive will have until the expire or cancel date of each Stock Option Grant, as detailed in Exhibit A, to exercise her unexercised vested Stock Options; thereafter, any unexercised Stock Options will be cancelled.

(c)                                  Conditioned on Executive’s eligibility for and timely election to continue her health insurance benefits under COBRA after the Termination Date, the Company will pay Executive’s applicable COBRA premiums for the lesser of twelve (12) months following the Termination Date or until Executive becomes eligible for substantially equivalent insurance benefits from another employer; provided, however, the Company has the right to terminate such payment of COBRA premium reimbursement to Executive and instead pay Executive a lump sum amount equal to the applicable COBRA premium multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code.

(d)                                 Conditioned on Executive’s execution and non-revocation of this Agreement, the Company will waive the covenant not to compete contained in Section 8(b) of the Employment Agreement.  All of the remaining restrictive covenants contained in the Employment Agreement (the “Surviving Covenants”) shall remain in full force and effect in accordance with their terms and compliance with them is a condition to receiving the Separation Benefits.

Executive will not be entitled to receive the Separation Benefits described above unless: (i) she signs this Agreement and returns it to the Company within twenty-one (21) days after she receives it, and (ii) the Revocation Period described in Section 9 has expired without Executive’s revocation.

3.                                      Release of Claims.  In exchange for the Company’s providing Executive with the Separation Benefits described above, by signing this Agreement, Executive releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Executive ever had or now has, including but not limited to any claims arising out of or related to Executive’s employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law).  This release includes, without limitation, Executive’s release of the Company and the Company Parties from any claims by Executive for lost wages or benefits, stock options, restricted stock, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief.  In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing.  Executive also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from any and all claims under Texas and Maryland laws prohibiting discrimination, harassment and retaliation, including but not limited to Sections 14-18 of Article 49B of the Maryland Code; from any and all claims under all other applicable state and local laws prohibiting discrimination, harassment and retaliation; and any and all claims under federal law based on unlawful employment discrimination, harassment or retaliation, including, but not limited to, claims for violation of Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Genetic Information and Discrimination Act, and the Federal Age Discrimination In Employment Act (29 U.S.C.  § 621 et. seq.).

Executive acknowledges that this release applies both to known and unknown claims that may exist between Executive and the Company and the Company Parties.  Executive expressly waives and relinquishes all rights and benefits that Executive may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date Executive execute this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver.  In addition, Executive hereby expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Executive explicitly took that into account in giving this release.

Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Executive and the Company and the Company Parties, and by signing this

Agreement, Executive is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Executive or on Executive’s behalf, individually or collectively.  In addition, nothing in this Agreement extinguishes any claims Executive may have against the Company for breach of this Agreement; releases or limits any rights the Executive may have to indemnification for third party claims under the Company’s certificate of incorporation or by-laws, applicable law, or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Executive was an officer or employee of the Company; or releases any claims arising from events that occur following the effective date of this Agreement.

4.                                      No Admissions. Executive understands, acknowledges and agrees that the release set out above in Section 3 is a final compromise of any potential claims by Executive against the Company and/or the Company Parties in connection with her employment by the Company, and is not an admission by the Company or the Company Parties that any such claims exist or that the Company or any of the Company Parties are liable for any such claims.  By signing this Agreement, Executive agrees and acknowledges that she has no cause to believe that any violation of any local, state or federal law has occurred with respect to her employment or termination of employment from the Company, including but not limited to any violation of any federal, state, municipal, foreign or international whistleblower or fraud law, statute or regulation.  In addition, Executive further agrees and acknowledges that she is not aware of, or has already disclosed, any conduct that would be unlawful under the False Claims Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, or any other compliance obligation.

5.                                      Confidentiality.  Executive hereby represents and agrees that she has not and will not (except as required by law) disclose information regarding the specific terms of this Agreement, to anyone except her immediate family, her attorney and accountant or financial advisor as reasonably necessary.  Executive also hereby acknowledges and agrees that, except as expressly waived by this Agreement, her post-employment duties and obligations under the Employment Agreement will remain in full force and effect in accordance with their terms, and that a breach of the Surviving Covenants of the Employment Agreement will also constitute a breach of this present Agreement.  Provided, however, nothing in this Agreement (including the Employment Agreement) prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Executive acknowledges that she does not need the prior authorization of the Company to make any such reports or disclosures and that she is not required to notify the Company that she has made such reports or disclosures.

6.                                      No Disparagement.  Executive agrees that she will not denigrate, defame, disparage or cast aspersions upon the Company, the Company Parties, their products, services, business and manner of doing business; provided, however, nothing in this Agreement prohibits Executive from providing truthful information and/or testimony in response to any court order or valid subpoena, or in connection with any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or any other authorized state or federal agency.

7.                                      Relief and Enforcement.   If Executive is entitled to receive the Separation Benefits but materially violates any provisions of this Agreement, the Employment Agreement (except as modified hereby) or any other agreement entered into by Executive and the Company, in addition to all other rights and remedies, which are expressly reserved, the Company will notify Executive of such violation(s) and will be entitled to immediately stop paying any further installments of the Separation Benefits and recover any Separation Benefits already paid to Executive.  Said material violations of any provisions of this Agreement by Executive shall be determined by a court of law.  In addition, Executive understands and agrees that if she violates the terms of Sections 5 or 6 of this Agreement, or any of the Surviving Covenants, she will cause injury to the Company (and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law.  Accordingly, Executive agrees that if she violates Sections 5 or 6 of this Agreement, or the Surviving Covenants of the Employment Agreement, the Company (or the Company Parties) will be entitled as a matter of right to obtain an injunction from a court of law, restraining Executive from any further violation of this Agreement.  The right to an injunction is in addition to, and not in lieu of, any other remedies that the Company (or the Company Parties) has at law or in equity.

If Company alleges that Executive has materially violated any provisions of the Agreement and it is subsequently determined that a material violation DID NOT occur in the above referenced manner, Executive’s release under Section 3 of this Agreement will not prevent her from pursuing Company for any damages caused by the incorrect allegations.

8.                                      No Modifications; Governing Law; Entire Agreement.  This Agreement cannot be changed or terminated verbally, and no modification or waiver of any of the provisions of this Agreement will be effective unless it is in writing and signed by both Parties.  The Parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of Delaware.  This Agreement (inclusive of the Employment Agreement as modified by this Agreement) sets forth the entire and fully integrated understanding between the Parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein.

9.                                      Right to Revoke.  ONCE SIGNED BY EXECUTIVE, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”).  IN ORDER TO REVOKE EXECUTIVE’S ACCEPTANCE OF THIS AGREEMENT, EXECUTIVE MUST DELIVER WRITTEN NOTICE TO PETER GREENLEAF, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITHIN THE SEVEN (7) DAY REVOCATION PERIOD.

10.                               Voluntary Execution.  By signing below, Executive acknowledges that she has read this Agreement, that she understands its contents and that she has relied upon or had the opportunity to seek the legal advice of an attorney of her own choosing.

11.                               Miscellaneous.

(a)                                 Should any portion, term or provision of this Agreement be declared or determined by any arbitrator or court to be illegal, invalid or unenforceable, the validity of the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement.

(b)                                 The Parties agree that the failure of a party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the Party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

(c)                                  This Agreement shall inure to the benefit of and shall be binding upon Executive, her heirs, administrators, representatives, executors, successors and assigns, and upon the successors and assigns of the Company.

(d)                                 The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.  This Agreement may be executed in counterparts.

(e)                                  Counterparts may be transmitted and/or signed by facsimile or electronic mail.  The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the parties to the same extent as a manually signed original thereof.

EXECUTIVE HEREBY ACKNOWLEDGES THAT EXECUTIVE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT, AND THAT CHANGES TO THIS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, WILL NOT RESTART THE RUNNING OF THE TWENTY-ONE (21) DAY PERIOD.  EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE IS HEREBY ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

CERECOR INC.

By:	/s/ Peter Greenleaf
Peter Greenleaf
Chief Executive Officer

	DATE:	7/13/18

EXECUTIVE:

/s/ Mariam Morris		(SEAL)
Mariam Morris

	DATE:	7/13/18

EXHIBIT A

Grant Name	Grant Price	Options Granted	Options Exercised	Options Cancelled	Options Outstanding	Options Exercisable	Expire / Cancel Date
10/20/2015 NQ 2015 Omnibus Plan 6.49	$6.49 USD	102,900	0	0	102,900	68,600	19-Oct-2025
02/24/2016 NQ 2015 Omnibus Plan 3.01	$3.01 USD	10,100	0	0	10,100	5,892	23-Feb-2026
08/17/12016 NQ 2016 Incentive Plan 3.77	$3.77 USD	32,500	0	0	32,500	14,896	16-Aug-2026
01/26/2017 NQ 2016 Incentive Plan 0.87	$0.87 USD	25,000	0	0	25,000	16,667	25-Jan-2027
1/22/2018 NQ 2016 Incentive Plan 3.21	$3.21 USD	100,000	0	0	100,000	0	21-Jan-2028
		270,500	0	0	270,500	106,055

Exhibit 10.3

400 East Pratt Street
Suite 606
Baltimore, MD 21202

July 16, 2018

Dr. Pericles Calias

pcalias@comcast.net

Dear Perry:

On behalf of Cerecor Inc., a Delaware corporation (the “Company”), we are pleased to formalize for you (“you” or the “Employee”) the terms of your employment with the Company as set forth in this agreement (the “Agreement”).

1.                                       In General. You will be employed by the Company, and your employment hereunder shall be governed in accordance with the provisions set forth below.  The Agreement may not be modified, altered or changed, except by mutual agreement between you and the Company which must be documented in writing and signed by both parties.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, without the need for further agreement or consent by either you or the Company.  The failure of either party to enforce any of the provisions in this Agreement shall not be construed to be a waiver of the right of that party to enforce any such provision.

2.                                       Position. Effective July 16, 2018 (the “Effective Date”), you will serve as the Company’s Chief Scientific Officer, based in the Company’s headquarters in Baltimore, Maryland. You will report to the Company’s CEO.  During the Employment Term, you shall devote all your business time, energy and skill and your best efforts to the performance of your duties with the Company.

3.                                       Term.  This Agreement sets forth the terms and conditions of your employment that shall apply commencing on the Effective Date and ending upon termination of this Agreement by either party as described in Section 7 hereof (such period, the “Employment Term”).

4.                                       Base Salary. The Company agrees to pay you a base salary compensation at an annual rate of not less than Two Hundred Sixty Thousand Dollars (US $260,000), payable in accordance with the regular payroll practices of the Company. The base salary as increased from time to time shall constitute the “Base Salary” for purposes of this Agreement.  The Base Salary shall be subject to annual review beginning in 2019 and may be increased, but not decreased, from time to time; provided, however, that notwithstanding the foregoing, the Employee’s Base Salary may be decreased in conjunction with a reduction in base salary affecting all similarly-situated employees so long as the Employee will not experience a proportional decrease greater than that of any other similarly-situated employee.

5.                                       Bonus Compensation.

a)                                     Stock Option Grant. As soon as practicable after the Effective Date, and subject to the approval of the Board and compliance with applicable law and Nasdaq rules, you will receive an option for the purchase of eighty thousand (80,000) shares of the Company’s outstanding common stock (the “Option”).  The Option will be granted pursuant to and subject to the terms and conditions of the Cerecor Inc. 2016 Equity Incentive Plan (the “Plan”) and a stock option agreement as approved by the Board.  The Option shares will vest over four (4) years, with a twelve-month cliff, such that the first 25% of such profits interest will vest on the first anniversary following the Effective Date, and the remainder will vest in equal monthly installments, provided that you remain an employee of the Company as of each such vesting date.

b)                                     Additional Grants.  During the Employment Term, you will also be eligible to receive additional discretionary annual equity awards determined by the Board or the Compensation Committee of the Board, in its sole discretion, provided you are employed on the date such award. Such awards may consist of restricted stock or options to acquire shares of Cerecor common stock, pursuant to the terms, conditions, and restrictions of this Agreement, the Plan or other future similar plan and the form of award agreement thereunder.

c)                                      Annual Bonus. During the Employment Term, you shall be eligible to receive an annual discretionary bonus of up to forty percent (40%) of your Base Salary (pro-rated in 2018) as determined by the Board or the Compensation Committee of the Board, in its sole discretion, provided you are employed on the date such annual bonus is paid. Such bonus may consist of cash and/or grants of additional equity awards in the Company, and is intended to be substantially consistent with cash bonuses and equity award bonuses paid to executives of similar grade in similarly situated companies in the biotechnology industry, subject to the results of operations and financial condition of the Company and your level of individual performance.

6.                                       Employee Benefits. You shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, provided that such modification or termination is conducted in compliance with applicable law and applied consistently to all similarly-situated employees.  You will be eligible for all paid holiday time observed by the Company.  In addition, you will be provided twenty (20) days of paid vacation per year.  Vacation days will accrue and may be used in accordance with the Company’s written policies.  Upon presentation of appropriate documentation, you shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses incurred in connection with the performance of your duties hereunder.

7.                                       Termination of Employment.

a)                                     Death or Disability. Your employment shall immediately terminate on the date of your death or upon ten (10) days’ prior written notice by the Company for “Disability” (as defined in the Company’s long-term disability plan as in effect from time to time or, if no such plan is in effect, as defined under Code Section 409A (as defined in Section 19 below)); provided, however, nothing herein shall give the Company the right to terminate you prior to discharging its obligations, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act or any other applicable law.  Upon your termination due to death or Disability, you (or your estate or legal representative, if applicable) shall be entitled to the following payments and benefits: (i) any unpaid Base Salary through the date of termination, reimbursement for any unreimbursed business expenses under the Company’s expense reimbursement policy incurred through the date of termination and any accrued but unused vacation time in accordance with Company policy, payable within thirty (30) days following such termination of employment, (ii) all other vested payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (collectively, the benefits described in Sections 7(a)(i) and 7(a)(ii) hereof shall be hereafter referred to as the “Accrued Benefits”), and (iii) continued payment of your Base Salary as in effect immediately prior to your termination for six (6) consecutive months following such termination.

b)                                     For Cause. Your employment with the Company shall terminate immediately upon written notice by the Company for Cause. “Cause” shall mean: (i) your willful misconduct or gross negligence in the performance of your duties to the Company that, if capable of cure, is not cured within thirty (30) days of your receipt of written notice from the Company; (ii) your failure to perform your duties to the Company or to follow the lawful directives of the Board acting collectively (other than as a result of death or a physical or mental incapacity) that, if capable of cure, is not cured within thirty (30) days of your receipt of written notice from the Company; (iii) your indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) any act of theft, fraud, malfeasance or dishonesty in connection with the performance of your duties to the Company; or (v) a material breach of this Agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that, if capable of cure, is not cured within thirty (30) days of your receipt of written notice from the Company.  Upon a termination for Cause, the Company shall pay to you only the Accrued Benefits.

c)                                      Without Cause. Your employment may be terminated by the Company without Cause (other than for death or Disability) immediately upon written notice by the Company. Upon a termination without Cause, subject to your compliance with the obligations in Sections 8, 9 and 10 hereof, the Company shall pay to you the following payments and benefits: (i) the Accrued Benefits; (ii) continued payment of your Base Salary as in effect immediately prior to your termination for twelve (12) consecutive months following such termination; (iii) your prorated annual bonus earned in the year in which the termination occurs, payable when such annual bonuses are paid to other executive employees of the Company; (iv) full vesting of  options awarded by the Company; and (v) if you timely elect and remain eligible for continued health insurance coverage under federal COBRA law or, if applicable, state insurance laws, the Company will pay your COBRA or state continuation health insurance premiums until the earliest of (x) the first anniversary of your termination; (y) expiration of your continuation coverage under COBRA; or (z) the date when you are eligible for substantially equivalent health insurance; provided, that the first payment pursuant to clauses (ii) and (iv) shall be made on the first payroll period after the sixtieth (60th) day following such termination and shall include payment of any amounts that would otherwise be due prior thereto.  Provided, however, the Company has the right to terminate its payment pursuant to clause (iv) and instead pay you a lump sum amount equal to the applicable COBRA premium multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code.  In the event of your termination by the Company without Cause (other than for Death or Disability) within 6 months of a Change in Control, as defined in the Company’s Amended and Restated 2016 Equity Incentive Plan, the payments pursuant to clauses (i)-(iii) shall be made promptly after its closing or your termination, whichever is later.

d)                                     By Employee; For Good Reason. Your employment shall terminate upon your written notice to the Company of a termination for any reason. “Good Reason” shall mean, without your written consent, (i) a material diminution in your duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated), or (ii) a material breach of this Agreement, including, without limitation, a diminution of your Base Salary hereunder. Notwithstanding the foregoing, any reasonable actions taken by the Company to accommodate a disability of Employee or pursuant to the Family and Medical Leave Act shall not constitute Good Reason for purposes of this Agreement.  You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, and the Company shall have thirty (30) days following the receipt of such notice to cure such alleged “Good Reason” event. If the Company does not cure such event within the cure period, you must terminate your employment within ten (10) days following the end of such cure period, and if you do not do so, any claim of such circumstances as “Good Reason” will be deemed irrevocably waived by you. Upon a termination for Good Reason, you shall be entitled to the payments and benefits described in Section 7(c) above, and you will not be bound by Section 9(b) hereof.  Upon a termination by you other than for Good Reason, the Company shall pay to you only the Accrued Benefits.

8.                                       Release. Any payments and benefits provided under this Agreement beyond the Accrued Benefits shall only be payable if you execute and deliver to the Company and do not revoke a general release of claims that may otherwise lie against the Company and its related parties in a form reasonably satisfactory to the Company (the “General Release”). The General Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. The Company shall deliver to you such General Release within seven (7) days after termination.

9.                                       Restrictive Covenants.

a)                                     Confidentiality. You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, either during your employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, which shall have been obtained by you during your employment by the Company (or any predecessor). The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to you or (B) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and you hereby agree not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on your conduct imposed by the provisions of this Section 9.  Provided, however, nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  You hereby acknowledge that you do not need the prior authorization of the Company to make any such reports or disclosures and that you are not required to notify the Company that you have made such reports or disclosures.

b)                                     Non-Compete. You acknowledge that you perform services of a unique nature for the Company that are irreplaceable, and that your performance of such services to a competing business may result in irreparable harm to the Company. Accordingly, during the your employment hereunder and for a period of six (6) months thereafter, you agree that you will not, directly or indirectly, own, manage, operate, control, be employed by or render services to (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) any person, firm, corporation or other entity engaged in competition with the Company or any of its subsidiaries or in any other material business in which the Company or any of its subsidiaries is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company or any of its subsidiaries conducts business. Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries.

c)                                      Non-Solicitation; Non-Interference. (i) During your employment with the Company and for a period of one (1) year thereafter, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries to purchase goods or services then sold by the Company or any of its subsidiaries from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii)                                     During your employment with the Company and for a period of one (1) year thereafter, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or directly hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries and any of their respective vendors, joint ventures or licensors. An employee, representative or agent shall be deemed covered by this Section 9(c) if such person was employed or retained during anytime within six (6) months prior to, or after, your termination of employment.

d)                                     Non-Disparagement. You agree not to make negative comments or otherwise disparage the Company (including its subsidiaries) or its officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees to cause its senior executive management employees and the senior executive management employees of its subsidiaries not to make negative comments or otherwise disparage you, in any manner likely to be harmful to you or your business, business reputation or personal reputation.  The foregoing sentences shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

e)                                      Inventions. (i) You acknowledge and agree that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable, (A) that relate to your work with the Company, made or conceived by you, solely or jointly with others, during the Employment Term, or (B) suggested by any work that you perform in connection with the Company, either while performing your duties with the Company or on your own time, but only insofar as the Inventions are related to you work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. You will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and you will surrender them upon the termination of the Employment Term, or upon the Company’s request. You will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in your name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). You will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all right full oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. You will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit.  The Company will reimburse you for any reasonable, documented out-of-pocket expenses incurred by you as a result of the Company’s request(s) in complying with this Section 9(f)(i), including travel, duplicating or telephonic expenses incurred by you, but without additional compensation to you from the Company.

(ii)                                     In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and you agree that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of your right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, you hereby waive any so-called “moral rights” with respect to the Inventions. You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being an employee of or other service provider to the Company.

(f)                                   Return of Company Property. On the date of your termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), you shall return all property belonging to the Company or its subsidiaries (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g)                                   Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h)                                  Tolling. In the event of any violation of the provisions of this Section 9 you acknowledge and agree that the post-termination restrictions contained in this Section 9 shall be extended by a period equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i)                                      Survival of Provisions. The obligations contained in Sections 8, 9 and 10 hereof shall survive the termination or expiration of the Employment Term and your employment with the Company and shall be fully enforceable thereafter.

10.                                Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that while employed by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Company, its subsidiaries and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its subsidiaries in the prosecution of any claims that may be made by the Company or its subsidiaries, to the extent that such claims may relate to the period of your employment with the Company. You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company or its subsidiaries. You also agree to promptly inform the Company (to the extent that you are legally permitted to do so) if you are asked to assist in any investigation of the Company or its subsidiaries (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by you in complying with this Section 10.

11.                                Equitable Relief and Other Remedies. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8, 9 or 10 hereof would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event a violation by you of Section 9 or Section 10 hereof is determined by a court of competent jurisdiction in any state, any severance being paid to you pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to you (other than $1,000) shall be immediately repaid to the Company.

12.                                No Assignments. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.

13.                                Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.                                Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.                                Governing Law; Disputes. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to the choice of law principles thereof that would result in the application of the laws of any other jurisdiction. You and the Company agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in the state appellate courts of Baltimore County, Maryland or the United States District Court located in Baltimore, Maryland. You and the Company consent to such jurisdiction, agree that venue will be proper in such courts and waive any objections upon “forum non conveniens.”

16.                                Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board acting collectively. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between you and the Company or any of its subsidiaries with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

17.                                Representations. You represent and warrant to the Company that (a) you have the legal right to enter into this Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms, and (b) you are not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent you from entering into this Agreement or performing all of your duties and obligations hereunder.

18.                               Tax Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

19.                               Code Section 409A.

(a)                                 The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered ‘‘non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a ‘termination,” ‘termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (B) the date of your death (the “Delay_ Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)                                  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 95(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(d)                                   For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered non-qualified deferred compensation.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Teresa Winhauer via email to twinhauer@cerecor.com.

[Signature page follows.]

Sincerely,

CERECOR, INC.

/s/ Peter Greenleaf
Peter Greenleaf
Chief Executive Officer

/s/ Pericles Calias, Ph.D.
Pericles Calias, Ph.D.